------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
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                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:     December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol    6.Relationship of Reporting Persons to
                                                                                                Issuer (Check all applicable)
    KHOURY         ABDO               H.          ARV ASSISTED LIVING INC. (SRS)
---------------------------------------------  ----------------------------------------------       Director          10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification       4. Statement for     ---               ---
                                                  Number of Reporting        Month/Year          x  Officer           Other (Specify
245 FISCHER AVENUE, SUITE D-1                     Person, if an entity       OCTOBER, 2001      --- (give title   ---  title below)
---------------------------------------------     (Voluntary)              ------------------       below)
                 (Street)                                                  5. If Amendment,
                                                                              Date of Original      PRESIDENT AND CHIEF FINANCIAL
COSTA MESA        CALIFORNIA        92626                                     (Month/Year)          OFFICER
---------------------------------------------  --------------------------                       -----------------------------------
  (City)           (State)           (Zip)                                 -------------------  7. Individual or Joint/Group Filing
                                                                                                (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of Se-    6. Owner-     7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)          curities Benefi-    ship          of In-
                                   Date        Code         (Instr. 3, 4 and 5)         cially Owned at     Form:         direct
                                               (Instr. 8)                               End of Month        Direct        Benefi-
                                  (Month/                                               (Instr. 3 and 4)    (D) or        cial
                                   Day/     ---------------------------------------                         Indirect      Owner-
                                   Year)    Code    V      Amount   (A) or    Price                         (I)           ship
                                                                    (D)                                     (Instr. 4)    (Instr. 4)
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  COMMON STOCK                   10/12/01     P            3,000     A        $1.30        28,300               D
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  COMMON STOCK                                                                              1,700               1          BY IRA
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (3-99)


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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EMPLOYEE STOCK OPTION                                                   D 1                       COMMON    7,500
(RIGHT TO BUY)                                                                                    STOCK
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   375,000                    D
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Explanation of Responses:

1 OPTION GRANTED ON MARCH 19, 1998 FOR 7,500 SHARES AT A STRIKE PRICE OF $13.75
  WAS SURRENDERED VOLUNTARILY TO THE COMPANY.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ ABDO H. KHOURY
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 -------------------------------
                                                                                            **Signature of Reporting Person
Note: File three copies of this Form, one of which must be manually signed.                          Abdo H. Khoury
      If space is insufficient, see Instruction 6 for procedure.
                                                                                                    November 12, 2001
                                                                                                    -----------------
Potential persons who are to respond to the collection of information contained                           Date
in this form are not required to respond unless the form displays a currently                                                 Page 2
valid OMB Number.